As filed with the Securities and Exchange Commission on June 22, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

M&T BANK CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK
(State or other jurisdiction of	16-0968385

incorporation or organization)	(IRS Employer Identification No.)

One M&T Plaza
Buffalo, New York 14203

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M&T Bank Corporation
2001 Stock Option Plan
(Full title of the plan)

Richard A. Lammert, Esquire
Senior Vice President and General Counsel
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
(716) 842-5390
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Steven Kaplan, Esq.
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004
(202) 942-5000

Calculation of Registration Fee

Title of Each Class		Proposed maximum	Proposed maximum
of Securities To Be	Amount to be	offering price per	aggregate offering	Amount of
Registered	registered(1)	unit(2)	price(2)	registration fee

Common Stock, $0.50

Par Value	10,000,000	$60.00	$600,000,000.00	$150,000.00

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional securities which may become issuable pursuant to anti-dilution provisions of the M&T Bank Corporation 2001 Stock Option Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(h), on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on June 20, 2001 on the New York Stock Exchange, which date is within 5 business days prior to the date of the filing of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents filed by M&T Bank Corporation (File No. 1-9861) (“M&T”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	M&T's Annual Report on Form 10-K for the year ended December 31, 2000.

(b)	M&T’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(c)	The description of the common stock of M&T (“M&T Common Stock”), contained in a registration statement on Form 8-A filed by M&T on May 20, 1998, and any amendments or reports filed for the purpose of updating such description.

All documents filed by M&T after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all M&T Common Stock offered hereby has been sold or which deregisters such M&T Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

The consolidated financial statements of M&T incorporated in this Registration Statement by reference to M&T’s Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in this document by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and accountants’ reports, which financial statements and schedules will have been audited to the extent and for periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance on the reports given on the authority of said firm as experts in auditing and accounting.

Richard A. Lammert, Esq., Senior Vice President and General Counsel of M&T, has delivered a legal opinion to the effect that the issuance and sale of the M&T Common Stock offered hereby was duly authorized by M&T and that such M&T Common Stock will be validly issued, fully paid and nonassessable when issued pursuant to the Plan. As of June 21, 2001, Mr. Lammert was the beneficial owner of 62,532 shares of M&T Common Stock and held options granted under the M&T Bank Corporation 1983 Stock Option Plan covering 140,000 shares of M&T Common stock, 100,500 of which are currently exercisable.

Item 6. Indemnification of Directors and Officers

Section 721 and 722 of the New York Business Corporation Law (“NYBCL”) provide for indemnification of directors and officers. Section 721 of the NYBCL provides that the statutory provisions under New York law are not exclusive of any other rights to which a director or officer seeking indemnification would be entitled.

Section 722 of the NYBCL provides that a corporation may indemnify a director or officer of the corporation who is made a party, or threatened to be made a party, in a civil or criminal proceeding arising out of activities undertaken at the request of the corporation (including action on behalf of another corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise) against judgments, fines, amounts paid in settlement and reasonable expenses, if the director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise, not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), there is no indemnification under New York law for threatened actions or a pending action otherwise settled or disposed of, and no indemnification of expenses is permitted, if the director or officer is adjudged liable to the corporation unless and only to the extent a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper.

The certificate of incorporation of M&T provides that M&T will indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity.

Item 8. Exhibits

      The following exhibits are filed as part of this Registration Statement.

Exhibit 4.1	M&T Bank Corporation 2001 Stock Option Plan, filed herewith.

Exhibit 5	Opinion of Richard A. Lammert with respect to the legality of the Common Stock being registered, filed herewith.

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants, filed herewith.

Exhibit 23.2	Consent of Richard A. Lammert, contained in his opinion filed as Exhibit 5 hereto.

Exhibit 24	Powers of Attorney, filed herewith.

Item 9. Undertakings

M&T hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

	(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

	(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs 1(a) and 1(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by M&T pursuant to Section

13 or 15(d) of the Exchange Act, which are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of M&T’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of M&T pursuant to the foregoing provisions, or otherwise, M&T has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by M&T of expenses incurred or paid by a director, officer or controlling person of M&T in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, M&T will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 21, 2001.

M&T BANK CORPORATION

By:	/s/ Michael P. Pinto

Michael P. Pinto Executive Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Principal Executive Officer:

*	Chairman of the Board, President	June 21, 2001
and Chief Executive Officer

Robert G. Wilmers

Principal Financial Officer:

*	Executive Vice President	June 21, 2001
and Chief Financial Officer

Michael P. Pinto

Principal Accounting Officer:

*	Senior Vice President and	June 21, 2001
Controller
Michael R. Spychala

	Director	June 21, 2001

William F. Allyn

*	Director	June 21, 2001

Brent D. Baird

*	Director	June 21, 2001

John H. Benisch

*	Director	June 21, 2001

Robert J. Bennett

*	Director	June 21, 2001

C. Angela Bontempo

	Director	June 21, 2001

Robert T. Brady

*	Director	June 21, 2001

Patrick J. Callan

	Vice Chairman of the Board	June 21, 2001

Carl L. Campbell

*	Director	June 21, 2001

R. Carlos Carballada

*	Director	June 21, 2001

T. Jefferson Cunningham III

*	Director	June 21, 2001

Donald Devorris

	Director	June 21, 2001

Richard E. Garman

*	Director	June 21, 2001

James V. Glynn

*	Director	June 21, 2001

Daniel R. Hawbaker

*	Director	June 21, 2001

Patrick W.E. Hodgson

*	Director	June 21, 2001

Samuel T. Hubbard, Jr.

*	Director	June 21, 2001

Richard G. King

*	Director	June 21, 2001

Reginald B. Newman, II

*	Director	June 21, 2001

Peter J. O’Donnell, Jr.

*	Director	June 21, 2001

Jorge G. Pereira

*	Director	June 21, 2001

Robert E. Sadler, Jr.

	Director	June 21, 2001

Stephen G. Sheetz

*	Director	June 21, 2001

John L. Vensel

*	Director	June 21, 2001

Herbert L. Washington

*By:

/s/ Richard A. Lammert

Richard A. Lammert
Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit 4.1	M&T Bank Corporation 2001 Stock Option Plan. Filed herewith.

Exhibit 5	Opinion of Richard A. Lammert with respect to the legality of the Common Stock being registered. Filed herewith.

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants. Filed herewith.

Exhibit 23.2	Consent of Richard A. Lammert, contained in his opinion filed as Exhibit 5 hereto.

Exhibit 24	Powers of Attorney. Filed herewith.